AGREEMENT FOR PURCHASE AND SALE


                                 BY AND BETWEEN

                             HI-PRO PRODUCTION, LLC

                                    as Seller

                                      and

                            ROCKY MOUNTAIN GAS, INC.

                                    as Buyer





                                December 18, 2003

                                TABLE OF CONTENTS

                                                                           Page
1.  Sale  and  Purchase  of  the  Gas  Properties

     1.1.  The  Gas  Properties                                              1
     1.2.  Excluded  Assets                                                  2

2.  Purchase  Price                                                          3
     2.1.  Basic  Amount                                                     3
     2.2.  Adjustments  to  Purchase  Price                                  3
     2.3.  Closing  Statement                                                4
     2.4.  Title  Procedure                                                  4

3.  Representations  and  Warranties  of  Seller                             4
     3.1.  Organization                                                      4
     3.2.  Authority  and  Authorization                                     4
     3.3.  Enforceability                                                    4
     3.4  Conflicts                                                          4
     3.5.  Contracts                                                         5
     3.6.  Litigation  and  Claims                                           5
     3.7.  Approvals  and  Preferential  Rights                              5
     3.8.  Compliance  with  Law  and  Permits                               5
     3.9.  Environmental  Compliance                                         6
     3.10.  Status  of  Contracts                                            6
     3.11.  Production  Burdens,  Taxes,  Expenses  and  Revenues            6
     3.12.  Current  Commitments                                             6
     3.13.  Liens  and  Encumbrances                                         7

4.  Representations  and  Warranties  of  Buyer                              7
     4.1.  Organization                                                      7
     4.2.  Authorization  and  Authority                                     7
     4.3.  Enforceability                                                    7
     4.4.  Conflicts                                                         7
     4.5.  Reliance                                                          8
     4.6.  Qualified  Leaseholder                                            8
     4.7.  Qualified  Purchaser                                              8
     4.8.  Available  Funds                                                  8

5.  Covenants  of  Seller  Pending  Closing                                  8
     5.1.  Conduct  of  Business  Pending  Closing                           8
     5.2.  Access                                                            9
     5.3  Notification                                                       9

6.  Covenants  of  Buyer  Pending  Closing                                   9
     6.1.  Notifications                                                     9
     6.2.  Governmental  Bonds                                              10

7.  Conditions  Precedent  to  the  Obligations  of  Buyer                  10
     7.1.  Representations  and  Warranties                                 10
     7.2.  Compliance                                                       10
     7.3.  Consents                                                         10
     7.4.  No  Pending  Suits                                               10
     7.5.  Liens  and  Encumbrances                                         10

8.  Conditions  Precedent  to  the  Obligations  of  Seller                 10
     8.1.  Representations  and  Warranties                                 10
     8.2.  Compliance                                                       10
     8.3.  Consents                                                         11
     8.4.  No  Pending  Suits                                               11

9.  Closing                                                                 11
     9.1  The  Closing                                                      11
     9.2.  Documents  to  be  Delivered  at  Closing                        11
     9.3.  Possession                                                       12
     9.4.  Payment  of  Purchase  Price                                     12

10.  Termination                                                            12
     10.1.  Events  of  Termination                                         12

11.  Taxes,  Prorations  and  Assumption  of  Obligations                   12
     11.1.  Tax  Prorations                                                 12
          11.1.1  Severance/Ad  Valorem  Taxes                              13
          11.1.2  Conservation  Taxes                                       13
          11.2  Assumption  of  Obligations                                 13
          11.3  Suspense  and/or  Escrow  Accounts                          13
          11.4  Gas  Transactions                                           14

12.  Final  Accounting                                                      14
     12.1.  Settlement  Statement                                           14
     12.2.  Arbitration  of  Final  Settlement                              14
     12.3.  Payment                                                         14

13.  Survival  and  Indemnification                                         15
     13.1.  Survival                                                        15
     13.2.  Liabilities                                                     15
     13.3.  Indemnification  by  Seller                                     15
     13.4.  Indemnification  by  Buyer                                      15
     13.5.  Liability  Limitations                                          16
     13.6.  Waiver  of  Representations                                     18

14.  Environmental  Review  and  Remedies  for  Environmental  Defects      19
     14.1.  Environmental  Review                                           19
     14.2.  Conduct  of  Review                                             20

15.  Further  Assurances                                                    20
     15.1.  General                                                         20
     15.2.  Filings,  Notices  and  Certain  Governmental  Approvals        20
     15.3.  Logos  and  Names                                               20

16.  Access  by  Buyer  after  Closing                                      20

17.  Notices                                                                21

18.  Assignment                                                             22

19.  Governing  Law                                                         22

20.  Expenses  and  Fees                                                    22

21.  Integration                                                            22

22.  Waiver  or  Modification                                               22

23.  Headings                                                               23

24.  Invalid  Provisions                                                    23

25.  Waiver  of  Jury  Trial                                                23

26.  Multiple  Counterparts                                                 23

27.  Confidentiality.                                                       23

                             TABLE OF DEFINED TERMS


Term                                                  Section
----                                                  -------

Adjusted  Purchase  Price                              2.1
Agreement                                              Page  1
Business  Day                                          17
Buyer                                                  Page  1
Buyer  Indemnified  Parties                            13.3
Closing                                                9.1
Closing  Date                                          9.1
Closing  Period                                        2.2.1
Closing  Statement                                     2.3
Contracts                                              1.1.7
Data                                                   1.1.6
Dispute                                                28.1
Effective  Date                                        1
Equipment                                              1.1.5
Equitable  Limitations                                 3.3
Excluded  Assets                                       1.2
Final  Settlement  Statement                           12.1
Liabilities                                            13.2
Gas  Properties                                        1.1.1
Permits                                                1.1.8
Properties                                             1
Purchase  Price                                        2.1
Seller                                                 Page  1
Seller  Indemnified  Parties                           13.4
Substances                                             1.1.3
Surface  Rights                                        1.1.4
Wells                                                  1.1.2

                        AGREEMENT FOR PURCHASE AND SALE

     This Agreement for Purchase and Sale ("Agreement") is made and entered into on this the 18th day of December, 2003, by and between Hi-Pro Production, LLC ("Seller"), and Rocky Mountain Gas, Inc. ("Buyer").

     1. SALE AND PURCHASE OF THE PROPERTIES. Subject to the terms and conditions
        -----------------------------------
and for the consideration herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at Closing, but effective as of 8:00 a.m. at the location of each of the Gas Properties on November 1, 2003 (the "Effective Date"), all of the interest of Seller in and to the following properties, other than the Excluded Assets ("Proper-ties"):

     1.1.  THE  PROPERTIES.
           ---------------

          1.1.1.  GAS  PROPERTIES.  All  right, title and interest in and to any
                  ---------------
agreements or contracts granting the right or option to explore for and produce coalbed methane gas, including but not limited to lease-hold interests, fee mineral interests or operating rights in the oil and gas and coalbed methane gas leases described in Part I of the Exhibit (the "Gas Properties").

          1.1.2.  WELLS.  All  --coalbed  methane  gas  wells located on the Gas
                  -----
Proper-ties, whether producing, operating, shut-in or temporarily abandoned (the "Wells").

          1.1.3.  SEVERED  SUBSTANCES.  All severed coalbed methane gas produced
                  -------------------
from the Gas Properties and sold on or after the Effective Date (the "Substances").

          1.1.4.  SURFACE  RIGHTS.  All  surface  use  agreements,  right-of-way
                  ---------------
agreements or other agreements relating to the use or ownership of surface properties that are used or held for use for access, roads, discharge of water, pipelines, flow lines, or any other purpose in connection with the production of Substances from the Gas Properties, including the rights-of-way agreements and other agreements described in the Exhibit and all fee interests in those surface parcels described on the Exhibit (the "Surface Rights").

          1.1.5.  EQUIPMENT.  All equipment, fixtures and physical facilities of
                  ---------
every  type  and  description  located on the Gas Properties (the "Equipment").

          1.1.6.  INFORMATION  AND  DATA.  All  engineering,  geological  and
                  ----------------------
geophysical data, title opinions, lease and land files, filings with and reports to regulatory agencies, gas and sales contract files, division order files and other books, files and records to the extent that they are related to Gas Properties and the transfer thereof is not prohibited by existing contractual obligations (the "Data").

          1.1.7.  CONTRACTS.  All con-tracts and arrangements that relate to the
                  ---------
Gas Properties and the production, storage, treatment, transportation, processing, purchase, sale, disposal or other disposition of Substances therefrom, including but not limited to joint operating agreements, pooling agreements, communitization agreements, unit agreements and farmouts, and any and all amendments, ratifications or extensions of the fore-going, to the extent that any of the foregoing relate to periods on or after the Effective Date (the "Contracts"), and all rights to make claims and receive proceeds under any insurance policy held by or on behalf of Seller in connection with the Gas Properties for any claim that arises from the Effective Date through the Closing Date in connection with the Proper-ties.

          1.1.8.  PERMITS.  All  franchises,  licenses,  permits,  approvals,
                  -------
consents, certificates and other authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights, that relate to the Gas Properties or the ownership or operation of any thereof (the "Permits").

          1.1.9.  WINGS  GATHERING,  COMPRESSION  AND  TRANSMISSION  FACILITIES
                  ----------------
("WGCTF"). All easements, rights-of-way, contracts, pipelines, discharge pipeline, compressor leases, service agreements and other rights and personal property serving as the gathering and compression facility for the Wings field together with the high pressure gas transmission line acquired by Seller from Western Gas Resources, Inc. on December 11, 2003, and as described in Part I.B of the Exhibit.

     1.2.     EXCLUDED  ASSETS.  As used herein, "Excluded Assets" means (a) all
              ----------------
trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Wyoming Uniform Commercial Code) attributable to the Gas Properties with respect to any period of time prior to the Effective Date;
(b) all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date, (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Date (including claims for adjustments or refunds), or (iii) with respect to any of the Excluded Assets; (c) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date; (d) all Substances produced and sold from the Gas Properties with respect to all periods prior to the Effective Date, together with all proceeds from or of such Substances; (e) claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Date, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets; (f) all amounts due or payable to Seller as adjustments to insurance premiums related to the Properties with respect to any period prior to the Effective Date; (g) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Properties for any period prior to the Effective Date, or (ii) any Excluded Assets; (h) all personal computers and associated peripherals and all radio and telephone equipment; (i) all of Seller's proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all documents and instruments of Seller that may be protected by an attorney-client privilege; (k) data that cannot be disclosed or assigned to Buyer as a result of confidentiality arrangements under agreements with persons unaffiliated with Seller; (l) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Date or to any of the Excluded Assets; and (m) all equipment and personal property not located on the Gas Properties or not currently utilized in connection with the Gas Properties.

          2.  PURCHASE  PRICE.
              ---------------

          2.1. BASIC AMOUNT. The purchase price for the Gas Proper-ties, subject
               ------------
to adjustment as provided in Section 2.2, shall be $7,250,000.00 (the "Purchase Price"), of which the Buyer will make a down payment of $375,000.00 into escrow in accordance with Section 2.1.1, leaving a remaining purchase price to be paid at closing of $6,875,000.00, consisting of 376,000 common shares of unregistered stock in U.S. Energy Corp. and $5,875,000.00 in cash. The remaining purchase price as adjusted pursuant to Section 2.2 is referred to in this Agreement as the "Adjusted Purchase Price."

               2.1.1. DOWN PAYMENT ESCROW. Buyer will pay, on or before December
                      -------------------
29, 2003, the sum of $375,000.00 as a down payment to an account at the First National Bank, Buffalo, Wyoming, and the parties have instructed the First
National Bank, Buffalo, Wyoming, to pay $75,000.00 to Seller, per week, beginning December 29, 2003, and each Friday thereafter until the Closing, at which time any remaining balance shall be paid to Seller, unless Buyer gives written notice to Seller and the First National Bank, Buffalo, Wyoming, as allowed by Article 7.6.

          2.2. ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted as provided in this Section 2.2.

               2.2.1. The Purchase Price shall be increased by the following amounts (without duplication):

          (a) An amount equal to the costs and expenses that are (i) attributable to the Properties for the period from the Effective Date to the Closing Date (the "Closing Period"), whether paid before or after the Effective Date, and (ii) paid by Seller, including, without limitation, bond and insurance premiums paid by or on behalf of Seller attributable to coverage during the Closing Period.

          (b) An amount equal to the revenue received by the Buyer for gas sales prior to the Effective Date attributable to the Seller's interest in the Gas Properties.

               2.2.2. The Purchase Price shall be decreased by the following amounts (without duplication):

          (a) An amount equal to the proceeds received by Seller for the sale during the Closing Period of Substances, net of all applicable taxes not reimbursed to Seller by a purchaser of Substances.

          (b) An amount equal to all proceeds received by Seller from whatever source derived that relate to the Properties and are attributable to periods on or after the Effective Date, other than operator's overhead reimbursements received by Seller under joint operating agreements in which Seller is designated as the operator.

          (c)  The  amount  of  all  taxes  prorated to Buyer in accordance with
     Section  11.

          (d)  The  amount,  if  any,  allowed for title defects as described in
     Section  2.4,below.

          2.3.  CLOSING  STATEMENT. Seller shall de-liver to Buyer not less than
                ------------------
four Business Days before the Closing Date a statement (the "Closing Statement") setting forth the adjustments to the Purchase Price provided in Section 2.2 and those that have been agreed to by Seller and Buyer, if any, prior to such date or determined by arbitration prior to such date. The Closing Statement shall be prepared in accordance with customary ac-counting principles used in the oil and gas industry.

          2.4  TITLE  PROCEDURE. If any of the information or materials supplied
               ----------------
by Seller pursuant to this Agreement, or any other information or data, including the Buyer's due diligence examination of title, reflects the existence of any encumbrance, encroachment, defect in or objection to title that renders title to the gas properties defective or encumbered, and not capable of being conveyed due to a title defect that would make the Gas Properties unmarketable ("Title Defects"), then:

          (a) Buyer shall notify Seller in writing of the Title Defects as they are identified, providing Seller with adequate information to enable Seller to go forward with curing the Title Defects. Within five (5) days prior to closing, Seller shall furnish Buyer all documentation reasonably satisfying the Title Defects.

          (b) If Seller is unable to cure the Title Defects, Buyer shall have the option to: accept the Gas Properties with the Title Defects and adjust the Purchase Price in an amount to be agreed upon between Buyer and Seller or terminate this Purchase and Sale Agreement and receive a refund from the Seller of the down payment described in Section 2.1, above. The value of the Title Defects must exceed $100,000 in value before any adjustment in the Purchase Price will be made. The value of Title Defects as to all producing Gas Properties shall be based on Buyer's bid amount as it relates to each producing well. The value of Title Defects as to all non-producing Gas Properties shall be based on Buyer's bid amount as it relates to the mineral leases covering the non-producing Gas Properties. In the event Buyer identifies Title Defects having a value of $100,000, or more, and the same are not cured within five (5) days prior to closing and the Buyer and Seller have not negotiated a reduction of the Purchase Price in exchange for a waiver of the Title Defects within two (2) days prior to closing, either party may terminate this Agreement as allowed in Section 10.1. Notwithstanding this limitation, Seller shall always have the option to remove any of the Gas Properties upon which there are Title Defects from this transaction, reducing the Purchase Price by the value assigned to the Title Defects and the affected interests. As to all producing Gas Properties, Buyers shall not identify a title defect as to any Gas Property that has been producing for more than two (2) years and as to which Seller's title has not been challenged.

     3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants
        ----------------------------------------
to Buyer as follows (any representation of Seller in this Section that relates to Gas Properties in which Seller is a non-operator under a joint operating agreement or similar agreement is limited to the knowledge of Seller):

     3.1.  ORGANIZATION.  Seller  is a limited liability company duly organized,
           ------------
validly existing and in good standing under the laws of the State of Wyoming. Seller is qualified to do business in and is in good standing under the laws of each state in which the Properties are located.

     3.2.  AUTHORITY  AND  AUTHORIZATION. Seller has full power and authority to
           -----------------------------
carry on its business as presently con-ducted, to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Seller have been, and the performance by Seller of this Agreement and the transactions contemplated hereby shall be at the time required to be per-formed hereunder, duly and validly authorized by all requisite action on the part of Seller.

     3.3. ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforce-able in accordance with its terms, except as enforceability may be limited by applicable bankrupt-cy, reorganization or moratorium statutes, or other similar laws affecting the rights of creditors generally or equitable principles (collectively, "Equitable Limitations"). At the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, except as en-force-ability may be limited by Equitable Limitations.

     3.4. CONFLICTS. The execution and delivery of this Agreement by Seller does
          ---------
not, and the consummation of the trans-actions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Seller's governing documents, (b) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Seller, or (c) result in the creation of any lien, charge or encumbrance on any of the Properties.

     3.5.  CONTRACTS.  The Exhibit sets forth a list of the following contracts,
           ---------
agreements, and commitments to which any of the Gas Properties are bound: (a) any agreement with any affiliate of Seller; (b) any agreement or contract of Seller for the sale, exchange or other disposition of Substances produced from the Gas Properties that is not cancellable without penalty on not more than 120 days prior written notice; (c) any agreement of Seller to sell, lease, farmout or otherwise dispose of any of its interests in any of the Gas Properties other than conventional rights of reassignment; (d) any operating agreement to which Seller's interest in any of the Gas Properties is subject; and (e) any contract that commits Seller to expend more than $10,000 in any year in connection with the Gas Properties, unless made upon consultation and approval of the Buyer.

     3.6.  LITIGATION  AND CLAIMS. Except as is set forth on the Exhibit, (a) no
           ----------------------
claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding is pending or, to the best of Seller's knowledge, threatened, with respect to the Gas Properties or the ownership or operation of any thereof, other than proceedings relating to the oil and gas industry generally and as to which Seller is not a named party; and (b) no written notice from any govern-mental authority or any other person (including employees) has been received by Seller claiming any violation or repudiation of the Gas Properties or any violation of any law, rule, regulation, ordinance, order, decision or decree of any governmental authority (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources).

     3.7. APPROVALS AND PREFERENTIAL RIGHTS. The Exhibit contains a complete and
          ---------------------------------
accurate list of (a) all approvals and consents required to be obtained by Seller for the assignment or transfer of the Gas Properties to Buyer, other than approvals and consents of governmental authorities that are customarily obtained in similar transactions after the consummation of the transaction, and (b) all preferential purchase rights that affect the transactions contemplated by this Agreement.

     3.8.  COMPLIANCE  WITH  LAW  AND  PERMITS. The Gas Properties have been and
           -----------------------------------
currently are operated, and Seller and the Gas Proper-ties are, in compliance with the provisions and requirements of existing laws, rules, regulations, ordinances, orders, decisions and decrees of all governmental authorities having jurisdiction with respect to the Gas Properties or the ownership or operation of any thereof. All necessary governmental permits, licenses and other authorizations with regard to the ownership or operation of the Gas Properties have been obtained and maintained in effect. No violations exist in respect of such permits, licenses or other authorizations, except for violations that would not have a material adverse effect on the ownership or operation of the Gas Properties.

     3.9.  ENVIRONMENTAL  COMPLIANCE.  Except  as  set  forth on the Exhibit, no
           -------------------------
pollutant, waste, contaminant, or hazardous, extremely hazardous, or toxic material, substance, chemical or waste identified, defined or regulated as such under any law relating to health and safety or environmental matters is present, or has been handled, managed, stored, transported, processed, treated, disposed of, released, migrated or has escaped on, in, from, under or in connection with the Gas Properties or the ownership or operation thereof such as to cause a condition or circumstance that would result in a violation of any existing law relating to health and safety or environmental matters or in a remediation, removal, response, restoration, abatement, investigative or monitoring obligation.

     3.10.  STATUS  OF  CONTRACTS.  All  of  the Contracts are in full force and
            ---------------------
effect, and Seller is not in breach of, or with the lapse of time or the giving of notice, or both, would be in breach of, any of its obligations there-under except to the extent that such breaches would not have a material adverse effect on the ownership or operation of the Properties.

     3.11.  PRODUCTION  BURDENS,  TAXES, EXPENSES AND REVENUES. All payments due
            -------------------
under or with respect to the Gas Proper-ties have been properly and timely paid or funds set aside in escrow for such purpose. All ad valorem, property, production, severance and other taxes based on or measured by the owner-ship of the Gas Properties or the production of Substances there-from have been properly and timely paid. All expenses pay-able under the terms of the Con-tracts have been properly and timely paid except for such expenses as are being currently paid prior to delinquency in the ordinary course of business. All of the proceeds from the sale of Substances are being properly and timely paid to Seller by the purchasers of production without suspension or indemnity other than standard division order indemnities. Seller has not nor will Seller be obligated by virtue of any prepayment made under any production sales contract or any other contract containing a "take or pay" clause, or under any arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Gas Properties at some future time without receiving full payment therefor at the time of delivery. Seller has conducted all sales of gas which is subject to the balancing rights of third parties in accordance with the operating agreement and gas balancing agreement covering the specific Gas
Property.  Seller  will  clear  all  imbalances  as  of  the  Effective  Date.

     3.12. CURRENT COMMITMENTS. The Exhibits contain a true and complete list as
           -------------------
of the date of this Agreement of all authorities for expenditures to drill or rework Wells or for capital expenditures pursuant to any of the Contracts for which all of the activities anticipated in such authorities for expenditures or commitments have not been completed by the date of this Agreement.

     3.13  LIENS  AND  ENCUMBRANCES. During Seller's ownership of the Properties
           ------------------------
and to the best of Seller's knowledge, except as shown on the Exhibit, there are no liens or encumbrances burdening the Properties that will not be released at Closing. At Closing Seller will pay and discharge all liens and encumbrances on the Properties.

     4.  REPRESENTATIONS  AND WARRANTIES OF BUYER. Buyer represents and warrants
         ----------------------------------------
to  Seller  that:

     4.1.  ORGANIZATION. Buyer is a corporation duly organized, validly existing
           ------------
and in good standing under the laws of the State of Wyoming, and qualified to do business in the State of Wyoming.

     4.2.  AUTHORIZATION  AND  AUTHORITY.  The  execution  and  delivery of this
           -----------------------------
Agreement have been and the performance of this Agreement and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of Buyer. Buyer has full corporate power and authority to carry on its business as presently con-ducted, to enter into this Agreement, to purchase the Properties on the terms de-scribed in this Agreement and to perform its other obligations under this Agreement.

     4.3. ENFORCEABILITY. This Agreement has been duly executed and delivered on
          --------------
behalf of Buyer, and constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforce-ability may be limited by Equitable Limitations. At the Closing all documents required hereunder to be executed and de-livered by Buyer shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

     4.4.  CONFLICTS. The execution and delivery of this Agreement by Buyer does
           ---------
not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Buyer's Certificate of Organization, bylaws or other governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Buyer is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Buyer.

     4.5.  RELIANCE.  Prior to executing this Agreement, Buyer has been afforded
           --------
an opportunity to (a) examine the Gas Properties and such materials as it has requested to be provided to it by Seller, (b) discuss with representatives of Seller such materials and the nature and operation of the Gas Properties and (c) investigate the condition, including subsurface condition, of the Gas Properties and Surface Rights and the condition of the Equipment. In entering into this Agreement, Buyer has relied solely on the express representations and covenants of Seller in this Agreement, its independent investigation of, and judgment with respect to, the Equipment and the Gas Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by, Seller or the persons representing the Seller.

     4.6. QUALIFIED LEASEHOLDER. Buyer meets the area-wide bonding and any other
          ---------------------
bonding requirements of the Bureau of Land Management and other governmental authorities, and, after the Closing, Buyer anticipates that it will continue to be able to meet such bonding requirements. Buyer is, and, after the Closing, is expected to continue to be, otherwise qualified to own the Gas Properties.

     4.7.  QUALIFIED  PURCHASER.  Buyer  is  an  experienced  and  knowledgeable
           --------------------
investor and operator in the oil and gas business. Buyer is acquiring the Gas Properties for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. ' 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.

     4.8. AVAILABLE FUNDS. The Buyer has, or reasonably believes it can obtain a
          ---------------
commitment  to acquire, the funds by which to pay the Purchase Price at Closing.

     5.  COVENANTS  OF  SELLER  PENDING  CLOSING.
          ---------------------------------------

     5.1.  CONDUCT  OF  BUSINESS PENDING CLOSING. Seller covenants that from the
           -------------------------------------
date hereof to the Closing Date, except (a) as provided herein, (b) as required by any obligation, agreement, lease, contract, or instrument referred to on the Exhibit, or (c) as otherwise consented to in writing by Buyer, Seller will:

          5.1.1. Not (i) operate or in any manner deal with, incur obligations with respect to, or undertake any transactions relating to, the Gas Properties other than transactions (A) in the normal, usual and customary manner, (B) of a nature and in an amount consistent with prior practice, and (C) in the ordinary and regular course of business of owning and operating the Gas Proper-ties; (ii) dispose of, encumber or relinquish any of the Gas Proper-ties (other than relinquishments resulting from the expiration of leases that Seller has no right or option to renew); or (iii) waive, com-promise or settle any right or claim that would materially and adversely affect the ownership, operation or value of any of the Gas Properties after the Effective Date.

          5.1.2. Make or give all notifications, filings, consents or approvals, from, to or with all govern-mental authorities, and take all other actions reasonably requested by Buyer, necessary for, and co-operate with Buyer in obtaining, the issuance, assignment or transfer, as the case may be, by each such authority of such Permits as may be necessary for Buyer to own and operate the Properties following the consummation of the transactions contemplated in this Agreement.

          5.1.3. Maintain in effect insurance providing the same type coverage, in the same amounts with the same deductibles as the insurance maintained in effect by Seller or its affiliates on the Effective Date.

          5.1.4. In Seller's sole discretion, enter into forward sales contracts with respect to gas to be produced from the Gas Properties, at prices and upon terms Seller believes are prudent, provided, however, that the daily volume thereof shall not exceed 2,500 mcf/day and the terms thereof shall expire on or before December 31, 2004. Seller shall give Buyer immediate notice of any such forward sale (hedge) of gas.

     5.2.  ACCESS.  Seller  shall  afford  to  Buyer  and  its  authorized
           ------
representatives from the date hereof until the Closing Date, during normal business hours, reasonable access to the Gas Properties operated by Seller and to Seller's title, contract, and legal materials and operating data and information avail-able as of the date hereof and that becomes available to Seller at any time prior to the Closing Date, other than any documents that are protected by an attorney-client privilege.

     5.3  NOTIFICATIONS.  Seller will notify Buyer in writing promptly after the
          -------------
discovery by Seller of any facts or circumstances that causes or would cause any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect on the Closing Date. In addition, Seller will notify Buyer in writing of the discovery by Seller of any facts or circumstances that causes or would cause any representation or warranty of Seller contained in this Agreement to be untrue in any material respect on the Closing Date.

     6.  COVENANTS  OF  BUYER  PENDING  CLOSING.
         --------------------------------------

     6.1.  NOTIFICATIONS.  Buyer  will  notify  Seller in writing promptly after
           -------------
the discovery by Buyer of any facts or circumstances that causes or would cause any representation or warranty of Seller contained in this Agreement to be untrue in any material respect on the Closing Date. In addition, Buyer will notify Seller in writing of the discovery by Buyer of any facts or circumstances that causes or would cause any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect on the Closing Date. Buyer will notify Seller in writing promptly after discovery by Buyer of any fact or circumstance rendering any of Seller's representations or warranties to be untrue in any material respect on the Closing Date. Buyer will notify Seller in writing promptly after discovery of any defect in title rendering title unmerchantable as to any of the Gas Properties.

     6.2.  GOVERNMENTAL  BONDS.  At  or  prior  to  Closing, Buyer shall deliver
           -------------------
to Seller evidence of the posting of bonds or other security with the Bureau of Land Management, State of Wyoming (for state leases) and all other applicable governmental authorities, including the Wyoming Oil and Gas Conservation Commission, meeting the requirements of those authorities to own and, where appropriate, operate, the Gas Properties.

     7.  CONDITIONS  PRECEDENT  TO  THE OBLIGATIONS OF BUYER. The obligations of
         ---------------------
Buyer to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions:

     7.1.  REPRESENTATIONS AND WARRANTIES. The representations and warranties by
           ------------------------------
Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes therein specifically contemplated by this Agreement.

     7.2.  COMPLIANCE.  Seller shall have performed and complied in all material
           ----------
respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing.

     7.3.  CONSENTS.  The  consents  specified in the Exhibit have been obtained
           --------
(except for the Barbour Surface Use Agreement dated January 18, 2001) and any preferential rights specified in the Exhibit have been waived or have expired.

     7.4.  NO  PENDING  SUITS.  At  the  Closing  Date, no suit, action or other
           ------------------
proceeding shall be pending or threatened before any court or governmental agency in which it is sought to re-strain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     7.5 LIENS AND ENCUMBRANCES. On or before Closing, Buyer shall have received
         ----------------------
from Seller evidence that all liens and encumbrances affecting Buyer's ownership of its interests in the Gas Properties have been satisfied by release or waiver, or will be satisfied by release or waiver at Closing.

     7.6  FINANCING. In the event Buyer determines that its financing has failed
          ---------
prior to Closing, Buyer shall give written notice thereof to Seller and First National Bank, Buffalo, Wyoming, and in such event this Agreement shall be terminated and Buyer shall be entitled to receive any funds then remaining in escrow.

     7.7.  BOARD  APPROVAL.  On  or  before December 29, 2003, Seller shall have
           ---------------
obtained approval of this Agreement from its Board of Directors as well as the Boards of Directors of U.S. Energy Corp. and Crested Corp., which approvals shall be deemed to have been obtained unless Seller gives written notice of such failure on or before December 30, 2003.

     8.  CONDITIONS  PRECEDENT  TO THE OBLIGATIONS OF SELLER. The obligations of
         ---------------------
Seller to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions:

     8.1.  REPRESENTATIONS  AND  WARRANTIES.  The  representations  and
           --------------------------------
warranties by Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes therein specifically contemplated by this Agreement.

     8.2.  COMPLIANCE.  Buyer  shall  have  performed  and  complied  in  all
           ----------
material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing.

     8.3. CONSENTS. The consents specified in the Exhibit have been obtained and
          --------
any preferential rights specified in the Exhibit have been waived or have expired.

     8.4.  NO  PENDING  SUITS.  At  the  Closing  Date, no suit, action or other
           ------------------
proceeding shall be pending or threatened before any court or governmental agency in which it is sought to re-strain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     9.  CLOSING.
         -------

     9.1.  THE  CLOSING. The assignment and purchase of the Proper-ties pursuant
           ------------
to this Agreement (the "Closing") shall be consummated in Sheridan, Wyoming, at the offices of Lonabaugh and Riggs, before 11:00 A.M. on the 30th day of January, 2004, or such other date and place as mutually agreed by Buyer and Seller (the "Closing Date").

     9.2.  DOCUMENTS  TO  BE  DELIVERED  AT  CLOSING.
           -----------------------------------------

          9.2.1. At the Closing, Seller shall deliver to Buyer the following instruments, dated the Closing Date, properly executed by authorized officers and, where appropriate, acknowledged:

          (a) Counterparts of an Assignment of Leases and Bill of Sale in the form of Annex III sufficient to convey to Buyer title in and to the Gas Properties;

          (b) Counterparts of an Assignment, Bill of Sale and Assumption Agreement in the form of Part I.B of the Exhibit sufficient to convey to Buyer the WGCTF.

          (c) Such other instruments as are necessary to effectuate the conveyance of the Gas Properties to Buyer;

          (d) Letters in lieu of division orders addressed to each purchaser of the Substances;

          (e) With respect to any Wells that Seller owns less than all of the operating rights or leasehold interests and is designated as the operator,
     (i) Seller will assign to Buyer its rights as Operator, and (ii) any forms promulgated by the appropriate governmental authority and completed by Buyer designating Buyer as the operator that Seller is required to execute by the governmental authority. With respect to any Wells that Seller owns all of the leasehold interests or operating rights and is designated as the operator, any forms promulgated by the appropriate governmental authority and completed by Buyer designating Buyer as the operator that Seller is required to execute by the governmental authority; and

          (f)  A  certificate  in  the  form  of  Annex  I.

          9.2.2. At the Closing, Buyer shall deliver to Seller a certificate in the form of Annex II dated the Closing Date and properly executed by an authorized officer.

     9.3.  POSSESSION.  At the Closing, Seller shall deliver to Buyer possession
           ----------
of the Gas Properties other than the Data. Within five Business Days after Closing, Seller shall deliver to Buyer at Seller's offices all of the Data.

     9.4.  PAYMENT  OF  PURCHASE  PRICE. At the Closing, against delivery of the
           ----------------------------
documents and materials described in Section 9.2, Buyer shall pay to Seller the estimated Adjusted Purchase Price by wire transfer of immediately available funds and shall deliver properly issued shares of U.S. Energy Corp. as described in Section 2.1.

     10.  TERMINATION.
          -----------

     10.1.  EVENTS  OF TERMINATION. This Agreement may be terminated at any time
           -----------------------
prior  to  the  Closing:

          10.1.1.  By  the  mutual  written  consent  of  Buyer  and Seller; and

          10.1.2. By Seller if for any reason the Closing has not occurred by January 30, 2004, in which case Seller shall retain as its property the down payment.

          10.1.3. By the Buyer prior to Closing in the event Buyer finds material Title Defects valued at $100,000, or more, as described in Section 2.4, above, which Title Defects are not timely cured by the Seller, in which case
Seller  shall  retain  as  its  property  the  down  payment.

          10.1.4. By the Seller prior to Closing in the event Buyer finds material Title Defects valued at $100,000, or more, as described in Section 2.4, above, and the parties have not negotiated an adjustment to the Purchase Price, in which case Seller shall retain as its property the down payment.

          10.1.5. By Buyer if Buyer determines that its financing has failed as allowed by Section 7.6.

     11.  TAXES,  PRORATIONS  AND  ASSUMPTION  OF  OBLIGATIONS.
          ----------------------------------------------------

     11.1.  TAX  PRORATIONS.  Real  and  personal  property  taxes  for  the Gas
            ---------------
Properties shall be prorated between Buyer and Seller as of the Effective Date. If the actual taxes are not known on the Closing Date, Seller's share of such taxes shall be determined by using (a) the rates and millage for the year prior to the year in which the Closing occurs, with appropriate adjustments for any known and verifiable changes thereto, and (b) the assessed values for the year in which Closing occurs. When Buyer receives the actual tax statements for the Gas Properties from the appropriate taxing authorities, Buyer shall deliver to Seller a copy of such statements, together with the amount, if any, by which Seller's proration exceeds the proration that would have been made had actual tax statements been used to calculate Seller's proration. If the proration for Seller that would have been made using actual tax statements exceeds that made at Closing, Seller shall pay to Buyer such difference within twenty Business Days of receipt of such statement.

          11.1.1.  SEVERANCE AND AD VALOREM TAXES. Seller represents that it has
                    ---------------------------------
paid all severance taxes due as a result of production from the Gas Properties as of September 30, 2003. Seller warrants and represents that it will pay all severance taxes due for production from the Gas Properties until the Effective Date. Seller agrees and represents that it has paid one-half of the ad valorem taxes applicable and payable on production through December 31, 2002, and will timely pay the remaining one-half on or before May 1, 2004. Seller warrants and represents that it will pay all ad valorem taxes for the Gas Properties and production therefrom until the Effective Date. Seller shall as soon as possible after the Closing provide Buyer with an estimate of the ad valorem taxes due for the tax year 2003 until the Effective Date. The Seller's portion of such taxes shall be placed in escrow to assure prompt payment of such taxes when due.

          11.1.2.  CONSERVATION  TAXES.  Seller  represents that it has paid all
                   -------------------
conservation taxes as a result of production from the Gas Properties through -June 30, 2003. Seller warrants and represents that it will pay all conservation taxes due for the period of time prior to the Effective Date. Buyer agrees and represents that it will pay all conservation taxes applicable and payable on production arising on or after the Effective Date. The parties will calculate the conservation taxes due on production from the Gas Properties from July 1, 2003 through December 31, 2003, and will each contribute their respective shares of such conservation taxes to be paid on or before February 25, 2004.

     11.2.  ASSUMPTION  OF  OBLIGATIONS.  At  Closing,  Buyer  shall  assume (a)
            ---------------------------
the obligation to (i) plug and abandon or remove and dispose of all wells, structures, flow lines, pipelines, and the other equipment now or hereafter located on the Gas Properties and Surface Rights, (ii) cap and bury all flow lines and other pipelines now or hereafter located on the Gas Properties and Surface Rights, and (iii) dispose of all other pollutants, wastes, contaminants, now or hereafter located on the Gas Properties or Surface Rights; (b) all obligations and liabilities arising from or in connection with any gas production, gas compression, gathering and transmission agreements attributable to Substances produced from Gas Properties arising on or after the Effective Date; and (c) all other costs, obligations and liabilities that arise under the Gas Properties or Contracts or otherwise relate to the Gas Properties and, in each case, arise from or relate to events occurring on or after the Effective Date. All such plugging, replugging, abandonment, removal, disposal, and restoration operations shall be in compliance with applicable laws and regulations and contracts, and shall be conducted in a good and workmanlike manner.

     11.3  SUSPENSE  AND/OR ESCROW ACCOUNTS. At Closing, Seller agrees to pay to
           --------------------------------
Buyer all royalty and/or working interest amounts held in suspense by Seller, or otherwise paid into an escrow account that relates to the Gas Properties conveyed at Closing, together with a written explanation (as contained in the Seller's files) of why such money is held in suspense or in escrow. Buyer agrees to take and apply such monies in a manner consistent with prudent oil and gas practices and consistent with discharging the obligations of an operator of oil and gas properties.

     11.4  GAS  SALES COMMITMENTS. At Closing, Seller shall transfer, assign and
         ----------------------
convey to Buyer all of the gas sales transactions held by the Seller as of the Effective Date, a list of the same being attached to the Exhibit as "Current Commitments" and the Buyer agrees to assume the Seller's obligations thereunder and to perform all obligations of the Seller thereunder.

     12.  FINAL  ACCOUNTING
          -----------------

     12.1.  SETTLEMENT  STATEMENT.  As  soon  as practical and, in any event, no
            --------------------
later than ninety calendar days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Final Settlement Statement") setting forth the adjustments to the Purchase Price in accordance with Section 2.2. The Final Settlement Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry. The Final Settlement Statement shall reflect all amounts shown on the Closing Statement and shall deduct all such amounts from the amounts calculated under the Final Settlement Statement. Within thirty calendar days after Buyer's receipt of the Final Settlement Statement, Buyer and Seller shall endeavor to agree on the final accounting.

     12.2.  ARBITRATION  OF  FINAL  SETTLEMENT.  If  Seller  and  Buyer  cannot
            ----------------------------------
agree upon the Final Settle-ment Statement, the Casper, Wyoming Office of the accounting firm of Macy and McKee, certified public accountants, is designated to act as an arbitrator and to decide all points of disagreement with respect to the Final Settlement State-ment, such decision to be binding on both parties. If such firm is unwilling or unable to serve in such capacity, Seller and Buyer shall attempt to, in good faith, designate another accept-able person as the sole arbitrator under this Section. If the parties are unable to agree upon the designation of a person as substitute arbitrator, then Seller or Buyer, or both of them, may in writing request the Judge of the State District Court for the Sixth Judicial District of the State of Wyoming to appoint the substitute arbitrator. The arbitration shall be conducted under the Wyoming Uniform
Arbitration Act and the rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and the terms hereof. The costs and expenses of the arbitrator, whether the firm designated above, or a third party appointed pursuant to the preceding sentence shall be shared equally by Seller and Buyer.

     12.3.  PAYMENT. Within five Business Days after the agreement of Seller and
            -------
Buyer on the Final Settlement Statement or after the decision of the arbitrator, Buyer or Seller, as the case may be, shall promptly make a cash payment to the other equal to the sums as may be found to be due in the Final Settlement Statement.

     13.  SURVIVAL  AND  INDEMNIFICATION.
          ------------------------------

     13.1.  SURVIVAL.  The  liability  of  Buyer  and Seller under each of their
            --------
respective representations, warranties and covenants contained in this Agreement shall survive the Closing and execution and delivery of the assignments contemplated hereby.

    13.2.     LIABILITIES.  The  term  "Liabilities"  shall  mean  any  and all
              -----------
payments, charges, judgments, assessments, liabilities, damages, penalties, fines or costs and expenses paid or incurred by the person seeking indemnification, including any legal or other expenses reasonably incurred in connection therewith.

     13.3.  INDEMNIFICATION  BY  SELLER.  After  the Closing, Hi-Pro Production,
            ---------------------------
LLC shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Buyer, all of its affiliates, successors and permitted assignees, and all of its and their respective stockholders, directors, officers, employees, agents and representatives (collectively, "Buyer Indemnified Parties") from and against any and all Liabilities arising from, based upon, related to or associated with (a) any act, omission or event involving or relating to the Properties occurring during the period in which the Seller had title to the Gas Properties, other than obligations and liabilities assumed by Buyer pursuant to Section 11.2; (b) any act or omission by either Seller involving or relating to the Excluded Assets whether occurring before or after the Effective Date; (c) the inaccuracy of any representation or warranty of Seller set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; (d) the breach of, or failure to perform or satisfy, any of the covenants of either Seller set forth in this Agree-ment or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; and (e) any violation of permits, requirement to obtain permits or other non-compliance that occurred prior to the Effective Date.

     13.4.  INDEMNIFICATION  BY BUYER. After the Closing, Buyer shall assume, be
            --------------------------
responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Seller, its affiliates, its individual members and owners, its and their successors and permitted assigns, and all of their respective members, officers, employees, agents and representatives (collectively, "Seller Indemnified Parties") from and against any and all Liabilities arising from, based upon, related to or associated with (a) any act, omission, event, condition or circumstance involving or relating to the Gas Properties accruing or existing on or after the Effective Date; (b) liabilities and obligations assumed by Buyer pursuant to Section 11.2; (c) any act, omission, event, condition or circumstance involving or relating to the Properties accruing or existing before the Effective Date that was not properly asserted by Buyer on or prior to the date specified in Section 13.5.1; (d) any brokers' or finders' fees or commissions arising with respect to brokers or finders retained or engaged by any person other than Seller and resulting from or relating to the transactions contemplated in this Agreement; (e) the inaccuracy of any representation or warranty of Buyer set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; and (f) the breach of, or failure to perform or satisfy any of the covenants of Buyer set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement.

     13.5.  LIABILITY  LIMITATIONS.
            ----------------------

          13.5.1. After the Closing, any assertion by any Buyer Indemnified Party that Seller is liable (a) for the inaccuracy of any representation or warranty, (b) for the breach of any covenant, (c) for indemnity under the terms of this Agreement or (d) otherwise in connection with the transactions contemplated in this Agreement, must be made by Buyer in writing and must be given to Seller on or prior to the first anniversary of the Closing Date. The notice shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Seller to evaluate the assertion.

          13.5.2. None of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification hereunder or to otherwise seek any damages or other remedies for or in connection with (a) the inaccuracy of any representations of Seller contained in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; (b) the breach of, or failure to perform or satisfy any of the covenants of Seller set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; or (c) any liabilities otherwise arising in connection with or with respect to the transactions contemplated in this Agreement until the aggregate amount of the Liabilities for such misrepresentations, breaches or liability actually suffered by Buyer exceeds five percent of the Purchase Price, and then only to the extent of such excess. The limitations in this Section shall not apply, however, to the obligations of Seller under Sections 11.1, 12.1, 12.2, 12.3 and 20.

          13.5.3. The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification or other compensation under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding (a) tax benefit created or generated or (b) insurance proceeds realized under the relevant insurance arrangements.

          13.5.4. Seller shall not be required to indemnify any Buyer Indemnified Parties or pay any other amount in connection with or with respect to the transactions contemplated in this Agreement in any amount exceeding in the aggregate fifty percent of the Adjusted Purchase Price.

          13.5.5. None of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, respectively, for any losses, costs, expenses, or damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees, suffered by such party. Buyer on behalf of each of the Buyer Indemnified Parties and Seller on behalf of each of the Seller Indemnified Parties waives any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to the transactions contemplated in this Agreement, except to the extent recoverable from a third party.

          13.5.6. If the Closing occurs, the sole and exclusive remedy of each of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to the purchase and sale of the Properties shall be pursuant to the express indemnification provisions of this Section 13. Any and all (a) claims relating to the representations, warranties, covenants and agreements contained in this Agreement, (b) other claims pursuant to or in connection with this Agreement or
(c) other claims relating to the Gas Properties and the purchase and sale thereof shall be subject to the provisions set forth in this Section 13. Except for claims made pursuant to the express indemnification provisions of this
Section 13, Buyer on behalf of each of the Buyer Indemnified Parties and Seller on behalf of each of the Seller Indemnified Parties shall be deemed to have waived, to the fullest extent permitted under applicable law, any right of contribution against Seller or any of its affiliates and any and all rights, claims and causes of action it may have against Seller or any of its affiliates or Buyer or any of its affiliates, respectively, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

          13.5.7. No person entitled to indemnification hereunder or otherwise to damages in connection with or with respect to the transactions contemplated in this Agreement shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could prejudice or otherwise adversely impact the ability of the person providing such indemnification or potentially liable for such damages to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding.

          13.5.8. Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

          13.5.9. Each person entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

          13.5.10. THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

          13.5.11. Seller shall not have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for any (i) breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant, or obligation or (ii) any indemnity (a) if such breach, misrepresentation, noncompliance or indemnity rights shall have been waived by Buyer, (b) if Buyer had knowledge of the relevant facts at or before Closing or (c) if Buyer should have known, in the exercise of reasonable diligence, of the relevant facts at or before Closing.

     13.6.  WAIVER  OF  REPRESENTATIONS.
            ---------------------------

          13.6.1. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 9.2.1, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY CLAIM OF LIABILITY OR RESPONSIBILITY FOR,
(I) ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY AND (II) ANY STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER, INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OR SELLER, ANY ENGINEER OR ENGINEERING FIRM OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE. BUYER SHALL INDEMNIFY AND HOLD HARMLESS THE SELLER AS WELL AS WATEROUS & CO., NETHERLAND, SEWELL & ASSOCIATES, INC., GOOLSBY & ASSOCIATES, LLC, OR THEIR OFFICERS DIRECTORS, EMPLOYEES OR MEMBERS.

          13.6.2. SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY LIABILITY OR RESPONSIBILITY FOR, (I) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF GAS OR OTHER HYDROCARBONS IN OR UNDER THE PROPERTIES; AND (II) ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF ANY OF THE GAS PROPERTIES OR ANY PART THERETO.

          13.6.3. EXCEPT FOR THE EXPRESS REPRESENTATIONS CONTAINED IN THIS AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 9.2.1 THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE PROPERTIES ARE SOLD, AND BUYER ACCEPTS SUCH ITEMS "AS IS, WITH ALL FAULTS."

          13.6.4. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT AND THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 9.2.1.

          13.6.5. BUYER ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 13.6 ARE CONSPICUOUS.

     14.  ENVIRONMENTAL  REVIEW  AND  REMEDIES  FOR  ENVIRONMENTAL  DEFECTS.
          -----------------------------------------------------------------

     14.1.  ENVIRONMENTAL  REVIEW.  Buyer  and  its  employees,  agents,  and
            ---------------------
contractors shall have the right, prior to Closing, at Buyer's sole expense but with the cooperation and assistance of Seller to:

          14.1.1. enter all or any portion of the Gas Properties to inspect, inventory, test, investigate, study, and examine the Properties;

          14.1.2. conduct air, water, or soil tests on the Gas Properties and make such samples and borings and analysis as Buyer may consider necessary or appropriate;

          14.1.3. conduct such other independent inspections, inventories, tests, investigations, studies, or examinations as may be necessary or appropriate in Buyer's sole judgment for the preparation of health, safety, environmental, or other reports or assessments relating to the operation, use, maintenance, condition, or status of the Gas Properties, their suitability for Buyer's purposes, and their compliance with all applicable laws, regulations, ordinances, orders, permits, and licenses; and

          14.1.4. conduct an independent assessment of the extent of any possible existing or contingent liabilities due or related to the operation, use, maintenance, condition, or status of the Gas Properties.

     14.2.  CONDUCT  OF  REVIEW.  All  inspections  and  reviews  shall  be
            -------------------
undertaken with a minimum of disruption to ongoing operations and shall only be undertaken after reasonable notice to Seller. Buyer shall not undertake any destructive testing without the prior approval of Seller. Buyer shall provide Seller with a copy of the results and reports of all such inspection, testing and review. Buyer shall indemnify, defend, and hold harmless Seller and its respective affiliates, officers, members, partners, employees, attorneys, and agents from any and all losses, liabilities, liens, or encumbrances for labor or materials, claims or causes of action arising out of any injury to or death of any persons, or damage to property occurring to or on the Gas Properties as a result of the exercise of Buyer's rights hereunder, except to the extent that any such indemnified event or occurrence is the result of the sole negligence or willful misconduct of Seller.

     14.3  REMEDIES.  In  the  event  the  environmental  review  identifies any
           --------
existing or contingent liability in excess of $100,000, the Purchase price will be adjusted to reflect the liability to the extent the Seller is not already obligated under Section 13 to indemnify the Buyer, such adjustment to be made in the stock portion of the Purchase Price.

     15.  FURTHER  ASSURANCES.
          -------------------

     15.1.  GENERAL.  After  the  Closing,  Seller  and  Buyer  shall  execute,
            -------
acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

     15.2.  FILINGS,  NOTICES AND CERTAIN GOVERNMENTAL APPROVALS. Promptly after
            -----------------------------------------------------
Closing Buyer shall (a) record the assignments of the Gas Properties executed at the Closing in all applicable real property records, (b) send notices to vendors supplying goods and services for the Properties of the assignment of the Gas Properties to Buyer and, if applicable, the designation of Buyer as the operator thereof, (c) actively pursue the unconditional approval by the Bureau of Land Management, the State of Wyoming, and all other applicable governmental authorities of the assignment of the Gas Properties to Buyer and the designation of Buyer as the operator thereof, and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Gas Properties to Buyer, and the assumption of the liabilities assumed by Buyer hereunder, and that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by the Bureau of Land Management, the State of Wyoming, or any other regulatory agency in order to obtain such unconditional approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

     15.3. LOGOS AND NAMES. As soon as practicable after the Closing, Buyer will
           ---------------
remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Properties.

     16.  ACCESS  BY  BUYER AFTER CLOSING. After the Closing Date, Buyer and its
          --------------------------------
authorized representatives shall have reason-able access (at Buyer's sole cost and expense) during Seller's normal business hours to (i) all books and records of Seller pertaining to the Gas Properties for periods prior to the Effective Date and (ii) the Gas Properties for the sole purpose of prosecuting or defending claims, lawsuits or other proceedings, for audit purposes, or to comply with legal process, rules, regulations or orders of any governmental authority. Buyer, at its sole expense, may copy such records that it deems appropriate. Buyer agrees to maintain such books and records for a minimum of two years after Closing.

     17.  NOTICES.  All notices required or permitted under this Agreement shall
          -------
be in writing and, (a) if by air courier, shall be deemed to have been given one Business Day after the date deposited with a recognized carrier of overnight mail, with all freight or other charges prepaid, (b) if by tele-copier, shall be deemed to have been given when actually received, and (c) if mailed, shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid, addressed as follows:

To  Buyer:     Rocky  Mountain  Gas,  Inc.
               877  North  8th  West
               Riverton,  Wyoming  82501
               Attn:  Mark  Larsen  -  President
               Telecopier:  307-857-3050


To  Seller:    Hi-Pro  Production,  LLC
               2000  Airport  Road
               P.O.  Box  1717
               Gillette,  Wyoming  82717-1717
               Attn:  Steven  R.  Youngbauer  -  President
               Telecopier:  (307)  686-3743

                    -and  to-

               Dan  B.  Riggs
               Lonabaugh  and  Riggs
               50  East  Loucks  Street,  Suite  110
               P.O.  Drawer  5059
               Sheridan,  Wyoming  82801
               Telecopier:  (307)  672-2230

"Business Day" shall mean a day other than Saturday or Sunday or any legal holiday for commercial banking institutions under the laws of the State of Wyoming.

     18.  ASSIGNMENT.  Neither  Seller  nor  Buyer  may  assign  its  rights  or
          ----------
delegate its duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, before or after Closing, without the prior written consent of the other party, which consent will not be unreasonably withheld.

     19.  GOVERNING  LAW.  This  Agreement  shall  be  governed and construed in
          --------------
accordance with the laws of the State of Wyoming without giving effect to any principles of conflicts of laws. The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The representations and warranties contained in such conveyances and the remedies available because of a breach of such representations and warranties shall be governed by and construed in accordance with the laws of the State of Wyoming without giving effect to the principles of conflicts of laws.

     20.  EXPENSES  AND  FEES.  Whether  or  not  the transactions  contemplated
          -------------------
by this Agreement are consummated, each of the parties hereto shall pay the fees and expense of its counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and con-summation of the trans-actions contemplated hereby. Buyer shall be responsible for the cost of all fees for the recording of transfer documents and any sales, transfer, stamp or other excise taxes resulting from the transfer of the Gas Properties to Buyer. All other costs shall be borne by the party incurring such costs.

     21.  INTEGRATION.  This  Agreement,  including  the  Exhibit, and the other
          -----------
agreements to be entered into by the parties under the provisions of this Agreement executed by Buyer and the Seller set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, prior arrangements and prior under-standings relating to the subject matter hereof.

     22.  WAIVER  OR  MODIFICATION.  This  Agreement  may  be amended, modified,
          ------------------------
superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by a duly authorized officer of Buyer and Seller, or, in the case of a waiver or consent, by or on behalf of the party or parties waiving compliance or giving such consent. The failure of any party at any time or times to require performance of any provision of this Agreement shall not affect its right at a later time to enforce such provision. No waiver by any party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.

     23.  HEADINGS.  The  Section  headings  contained  in  this  Agreement  are
          --------
for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     24.  INVALID  PROVISIONS.  If  any  provision  of this Agreement is held to
          -------------------
be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

     25.  WAIVER  OF  JURY  TRIAL.  SELLER  AND  BUYER HEREBY IRREVOCABLY WAIVE,
          ----------------------
TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED ON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

     26.  MULTIPLE  COUNTERPARTS.  This  Agreement  may  be executed in a number
          ----------------------
of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In addition, this Agreement may be executed in a number of counterparts, any one of which may contain the execution of either Buyer or Seller, and all of such counterparts taken together shall constitute one completely executed original agreement.

     27.  CONFIDENTIALITY.  Buyer  and  Seller  agree  that  neither party shall
          ---------------
issue any press release or make any public announcement mentioning the Seller's name until the Closing. After the Closing, the parties shall keep confidential the consideration paid by the Seller to the Buyer pursuant to this Agreement and will each use their best efforts not to disclose the purchase price or the terms of this Agreement to third parties except as may be required by law, and except to parties in a confidential relationship with a party hereto such as accountants, tax advisors, attorneys, investment bankers and investors. Buyer contemplates making a press release after the Closing, and will send the same to Seller for Seller's input and consent, which consent will not be unreasonably withheld. Nothing contained herein shall be construed to require either party to obtain approval of the other party hereto in order to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental agency or authority to the extent required by applicable law or by any applicable rule, regulation or order of any governmental authority or agency having jurisdiction or necessary to comply with disclosure requirements of securities laws.

     EXECUTED  as  of  the  date  first  set  forth  above.

                                        SELLER:

                                        HI-PRO  PRODUCTION,  LLC


                                        By:  /S/ Steven R. Youngbauer
                                        Name:  Steven  R.  Youngbauer
                                        Title:   President



                                        BUYER:

                                        ROCKY  MOUNTAIN  GAS,  INC.


                                        By:  /S/ Mark Larsen
                                        Name:  Mark  Larsen
                                        Title:   President